Exhibit 99.1

GE’s Energy Storage Business and Arista Power Sign Business Cooperation Agreement

Erie, Pa. (April 23, 2012) – GE’s Energy Storage business, a unit of GE Transportation, recently signed a Business Cooperation Agreement with Arista Power, Inc. to jointly promote and market Arista’s new Power on Demand System that will incorporate GE’s new Durathon™ Batteries.

Arista Power, a manufacturer, designer and integrator of renewable energy generation, management and distribution systems, has selected GE’s new Durathon Battery system for use in its new Power on Demand Systems.

“We are excited that Arista Power has chosen our new Durathon Battery as a key component for its renewable energy power management systems,” said Prescott Logan, General Manager of GE Energy Storage.  “We feel this combination offers customers clean energy systems that provide an attractive return on investment.  We look forward to jointly promoting this new system.”

GE’s Durathon Battery is the product of a $100 million investment in next-generation battery technology.  Durathon™ is a nickel salt battery that is marketed for telecommunications, utilities and uninterruptable power supply (UPS) applications.

GE’s Durathon is 50% smaller and 25% lighter than traditional batteries, enabling more energy to be stored in a smaller space.  In addition, Durathon Batteries can last up to 20 years, operate effectively in extreme temperatures, are recyclable, and require no cooling and only minimal maintenance.  GE’s Durathon Battery cells are recyclable, making the battery a truly sustainable technology. GE’s new battery plant is located in Schenectady, NY. To learn more about GE’s new Durathon Battery visit www.geenergystorage.com.

“We are eager to utilize GE’s Durathon Battery technology to enhance our Power on Demand system’s performance capabilities,” said William Schmitz, President and CEO of Arista Power. “GE’s products and strength, combined with our innovative power management solutions, will enable us to serve a much broader market.”

Arista’s Power on Demand system reduces electricity demand charges, which are based on a customer’s peak power demand and can account for up to 30% to 70% of a commercial electric bill.  The patent-pending system utilizes energy generated by wind turbines, solar PV, the electric grid, and other power sources in conjunction with a custom-designed battery storage system and proprietary real-time demand monitoring technology.  The monitoring system is designed to smooth power demand on the grid by maintaining grid demand within optimal parameters and releasing stored power only during peak demand periods, thereby reducing peak demand charges, prolonging battery life and lowering commercial electricity costs.

About Arista Power, Inc.
Arista Power, Inc. (OTCBB: ASPW) is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, WindTamer wind turbines, and a supplier and designer of solar energy systems. Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, gas generators, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.

Arista Power also sells a Mobile Renewable Power Station that generates wind and solar energy that is stored in an onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  Arista Power’s diffuser-augmented WindTamer wind turbine utilizes a patented technology for the production of electrical power.  For more information visit:  www.aristapower.com.

About GE Transportation
GE Transportation, a unit of GE (NYSE: GE), solves the world’s toughest transportation challenges. GE Transportation builds equipment that moves the rail, mining and marine industries. Our fuel-efficient and lower-emissions freight and passenger locomotives, diesel engines for rail, marine and stationary power applications, signaling and software solutions, drive systems for mining trucks, and value-added services help customers grow. GE Transportation is headquartered in Erie, Pa., and employs approximately 12,000 employees worldwide. For more information visit:  www.getransportation.com.